Exhibit 4.6.5

This Deed of Trust was prepared by
and when recorded should be returned to:

Latham & Watkins LLP

885 Third Avenue

Suite 1000

New York, New York 10022-4802

Attention:  Aaron S. Adler, Esq.

(212) 906-1200
031347-0012

DEED OF TRUST, SECURITY AGREEMENT,

AND ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING

by

THE HERTZ CORPORATION, a Delaware Corporation,
as Grantor,

to

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Collateral Agent,
as Beneficiary,

Dated as of December 21, 2005

DEED OF TRUST, SECURITY AGREEMENT,
ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING

THIS DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING, dated as of December 21, 2005 is made by THE HERTZ CORPORATION, a Delaware corporation (“Grantor”), whose address is 225 Brae Blvd., Park Ridge, New Jersey 07656, to FIRST AMERICAN TITLE INSURANCE COMPANY, a California corporation, with an address at 1 First American Way, Santa Ana, CA 92707, as trustee (together with its successors and assigns, in such capacity, “Trustee”), in favor of DEUTSCHE BANK AG, NEW YORK BRANCH, as Collateral Agent (in such capacity, “Beneficiary”), whose address is 60 Wall Street, New York, New York 10005. References to this “Deed of Trust” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

Background

A.                                    The Hertz Corporation, a Delaware corporation, has entered into that certain Credit Agreement dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among The Hertz Corporation (together with any assignee of, or successor by merger to, The Hertz Corporation’s rights and obligations thereunder as provided therein, the “Parent Borrower”), the several banks and other financial institutions from time to time parties thereto (together with all other parties defined to be “Lenders” in the Credit Agreement, the “Lenders”), Beneficiary, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, and Merrill Lynch Capital Corporation, as Documentation Agent.

B.                                      Grantor (i) is the owner of the fee simple estate in the parcel(s) of real property, if any, described on Schedule A attached hereto (the “Owned Land”); and (ii) owns, leases or otherwise has the right to use all of the buildings, improvements, structures, and fixtures now or subsequently located on the Owned Land (the “Improvements”; the Owned Land and the Improvements being collectively referred to as the “Real Estate”).

C.                                      Pursuant to the terms and conditions of the Credit Agreement, inter alia: (1) the Term Loan Lenders have severally agreed to make certain Term Loans to the Parent Borrower, and (2) the Issuing Lender has agreed to issue, and the Lenders who are L/C Participants to acquire participating interests in, Letters of Credit for the account of the Parent Borrower.

D.                                     It is a condition precedent, among others, to the effectiveness of the Credit Agreement and the obligations of the Secured Parties to make the Loans, to issue and participate in Letters of Credit, and to enter into any Interest Rate Protection Agreement or Permitted Hedging Arrangement that Grantor secure its obligations under the Credit Agreement and other Loan Documents by executing and delivering this Deed of Trust.

E. Concurrently with entering into the Credit Agreement, the Parent Borrower, The Hertz Equipment Rental Corporation, a Delaware corporation, and the Canadian Borrowers

(as defined in the ABL Facility Documents) entered into that certain ABL Facility, dated as of an equal date therewith. All obligations of Grantor under the ABL Facility are secured by, among other things, a certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, executed by Grantor for the benefit of Beneficiary (in such capacity, “ABL Mortgagee”), dated as of the date hereof (as the same may be amended, restated, supplemented, replaced, extended or otherwise modified from time to time, the “ABL Mortgage”).

F. In order to induce the Lenders to consent to the entry into the Credit Agreement by the Parent Borrower and to induce the Lenders to extend credit and other financial accommodations and lend monies to or for the benefit of the Parent Borrower, Beneficiary, the Parent Borrower and certain other parties have agreed to the subordination, intercreditor and other provisions set forth in that certain Intercreditor Agreement, dated as of the date of the Credit Agreement (the “Intercreditor Agreement”).

Granting Clauses

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor agrees that to secure all obligations and liabilities of the Grantor in respect of: (1) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and reimbursement obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the reimbursement obligations, and all other obligations and liabilities of the Grantor to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Loans, the Letters of Credit, the other Loan Documents, any Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement (as defined in the Intercreditor Agreement) entered into with any Person who was at the time of entry into such agreement a Lender or affiliate of any Lender (provided notice of such Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement (as defined in the Intercreditor Agreement) was provided to Beneficiary, as Administrative Agent and Collateral Agent) or otherwise a Term Hedging Affiliate (as defined in the Intercreditor Agreement), any Guarantee Obligations of CCMG Corporation, a Delaware corporation (“CCMGC”), or any Domestic Subsidiary as to which any Secured Party is a beneficiary, the provision of cash management services by any Lender or an Affiliate thereof to the Parent Borrower or any subsidiary thereof, the Brazil Guaranty (as defined in the Intercreditor Agreement) or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with the provision of such cash management services or a termination of any transaction entered into pursuant to any such Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement (as defined in the Intercreditor Agreement), fees, indemnities, costs, expenses or otherwise (including all reasonable out-of-pocket fees, expenses and disbursements of counsel to the Administrative Agent, Collateral Agent or any other Secured Party that are required to be paid by the Grantor pursuant to the terms of the Credit Agreement or any other Loan Document) (collectively, the “Term Obligations”) and (2) the Euro MTN Obligations (as defined in the Intercreditor Agreement) (the Term Obligations and the Euro MTN Obligations are referred to collectively herein as the “Obligations”)

GRANTOR HEREBY GRANTS TO TRUSTEE A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES, GIVES, GRANTS, BARGAINS, SELLS, CONVEYS AND CONFIRMS, ASSIGNS, TRANSFERS AND SETS OVER, WITH POWER OF SALE, TO TRUSTEE AND TO ITS SUCCESSORS AND ASSIGNS FOR THE BENEFIT AND SECURITY OF BENEFICIARY FOREVER, SUBJECT ONLY TO THE PERMITTED EXCEPTIONS:

(a)                                  all right, title and interest of Grantor in, to and under the Owned Land;

(b)                                 all right, title and interest Grantor now has or may hereafter acquire in and to the Improvements or any part thereof (whether owned in fee by Grantor or held otherwise);

(c)                                  all right, title and interest of Grantor in, to and under all easements, rights of way, licenses, operating agreements, abutting strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and flowage rights, development rights, air rights, mineral and soil rights, plants, standing and fallen timber, and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(d)                                 all right, title and interest of Grantor in and to all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings, fittings, and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Grantor and now or subsequently attached to, the Real Estate, but excluding any Rental Car Vehicles to the extent such vehicles are pledged as security for any financing (or refinancing) incurred in connection with the purchase or acquisition of such vehicles (all of the foregoing in this paragraph (d) being referred to as the “Equipment”);

(e)                                  all right, title and interest of Grantor in and to all substitutes and replacements of, and all additions and improvements to, the Real Estate and the Equipment, subsequently acquired by or released to Grantor or constructed, assembled or placed by Grantor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further deed, conveyance, assignment or other act by Grantor;

(f)                                    all right, title and interest of Grantor in, to and under all leases, subleases, underlettings, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Grantor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Grantor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(g)                                 all right, title and interest of Grantor, to the extent assignable, in and to all unearned premiums under insurance policies now or subsequently obtained by Grantor relating to the Real Estate or Equipment and Grantor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein, subject to the provisions relating to condemnation awards generally set forth below;

(h)                                 to the extent not prohibited under the applicable contract, consent, license or other item unless the appropriate consent has been obtained, all right, title and interest of Grantor in and to (i) all contracts from time to time executed by Grantor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all agreements and options relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof, and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate; and

(i)                                     all proceeds, both cash and noncash, of the foregoing.

(All of the foregoing property and all rights, titles and interests now owned or held or subsequently acquired by Grantor and described in the foregoing clauses (a) through (d) are collectively referred to as the “Premises”, and all rights, titles and interests now owned or held or subsequently acquired by Grantor and described in the foregoing clauses (a) through (i) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby granted to Trustee and/or Beneficiary, their respective successors and assigns for the uses and purposes set forth, until the Obligations are fully paid and performed, provided, however, that the condition of this Deed of Trust is such that if the Term Obligations are fully paid and performed, then the estate hereby granted shall cease, terminate and become void.

This Deed of Trust covers present and future advances and re-advances, in the aggregate amount of the obligations secured hereby, made by the Secured Parties for the benefit of Grantor, and the lien of such future advances and re-advances shall relate back to the date of this Deed of Trust. The maximum amount of the obligations secured hereby will not exceed 2.25 BILLION DOLLARS ($2,250,000,000.00).

Terms and Conditions

Grantor further represents, warrants, covenants and agrees with Beneficiary and the Secured Parties as follows:

1.                                       Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. References in this Deed of Trust to the “Default Rate” shall mean the interest rate applicable pursuant to subsection 4.1(c) of the Credit Agreement. References herein to the “Secured Parties” shall mean the collective reference to (i) the Administrative Agent, Collateral Agent and each Other Representative, (ii) the Lenders (including the Issuing Lender and the Swing Line Lender), (iii) with respect to any Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement (as defined in the Intercreditor Agreement) with CCMGC or any of its subsidiaries, any counterparty thereto that, at the time such agreement or arrangement was entered into, was a Lender or Affiliate of any Lender, or otherwise a Term Hedging Affiliate (as defined in the Intercreditor Agreement), (iv) any Lender or Affiliate thereof which provides cash management services to the Parent Borrower or any of its subsidiaries, (v) with respect to any Management Loans (as defined in the Security Agreement), any lender thereof that, at the time such Indebtedness was extended (or agreement to extend such Indebtedness was entered into), was a Lender or an Affiliate of any Lender, (vi) the Euro MTN Secured Parties (as defined in the Intercreditor Agreement), (vii) the Brazil Debt Secured Parties (as defined in the Intercreditor Agreement), and (viii) their respective successors and assigns and their permitted transferees and endorsees.

2.                                       Warranty of Title. Grantor warrants that it has good title in fee simple to the Real Estate, and good title to the rest of the Mortgaged Property, subject only to the matters that are set forth in Schedule B of the title insurance policy or policies being issued to Beneficiary to insure the lien of this Deed of Trust and any other Permitted Liens (the “Permitted Exceptions”). Grantor shall warrant, defend and preserve such title and the lien of this Deed of Trust against all claims of all persons and entities (not including the holders of the Permitted Exceptions). Grantor represents and warrants that it has the right to mortgage the Mortgaged Property.

3.                                       Payment of Obligations. Grantor shall pay and perform the Obligations at the times and places and in the manner specified in the Loan Documents.

4.                                       Requirements. Grantor shall promptly comply with all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.                                       Payment of Taxes and Other Impositions. (a)  Promptly when due or prior to the date on which any fine, penalty, interest or cost may be added thereto or imposed, Grantor shall pay and discharge all taxes, charges and assessments of every kind and nature, all charges for any easement or agreement maintained for the benefit of any of the Real Estate, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Real Estate, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to herein as the

“Impositions”), except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) the Grantor has set aside on its books adequate reserves with respect thereto in accordance with GAAP. Upon request by Beneficiary, Grantor shall within 30 days after the request of Beneficiary, deliver to Beneficiary evidence reasonably acceptable to Beneficiary showing the payment of any such Imposition. If by law any Imposition, at Grantor’s option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Grantor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

(b)                                 Nothing herein shall affect any right or remedy of Beneficiary under this Deed of Trust or otherwise, without notice or demand to Grantor, to pay any Imposition after the date such Imposition shall have become due, and add to the Obligations the amount so paid, together with interest from the time of payment at the Default Rate. Any sums paid by Beneficiary in discharge of any Impositions shall be (i) a lien on the Premises secured hereby prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien of this Deed of Trust, and (ii) payable on demand by Grantor to Beneficiary together with interest at the Default Rate as set forth above.

(c)                                  Grantor shall not be entitled to any credit against the Obligations by reason of the payment of Impositions.

6.                                       Insurance. Grantor shall maintain insurance in accordance with the provisions of the Credit Agreement.

7.                                       Restrictions on Liens and Encumbrances. Except for the lien of this Deed of Trust and the Permitted Exceptions and except as otherwise permitted pursuant to the terms of the Credit Agreement, Grantor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Deed of Trust and whether recourse or non-recourse.

8.                                       Due on Sale and Other Transfer Restrictions. Except as permitted under subsection 8.6 of the Credit Agreement, Grantor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

9.                                       Condemnation/Eminent Domain. Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any material portion thereof, Grantor will notify Beneficiary of the pendency of such proceedings. All awards and proceeds relating to such condemnation shall be deemed proceeds from a Recovery Event and applied in the manner specified in the Credit Agreement.

10.                                 Leases. Except as permitted under the Credit Agreement with respect to any Lease having an annual rental of more than $1,000,000, Grantor shall not (a) execute an assignment or pledge of any Lease relating to all or any portion of the Mortgaged Property other than in favor of Beneficiary, or (b) without the prior written consent of Beneficiary, which consent shall not be unreasonably withheld or delayed, execute or permit to exist any Lease of any material portion of the Mortgaged Property, except for Permitted Exceptions. Beneficiary agrees that, upon the reasonable request of Grantor, Beneficiary will enter into a subordination, non-disturbance and attornment agreement with a tenant (other than affiliate of Grantor) that has executed a lease after the date hereof with respect to all or a portion of the Mortgaged Property, provided (i) Grantor certifies in writing to Beneficiary that such lease contains commercially reasonable terms, including being at fair market rent, (ii) such subordination, non-disturbance and attornment agreement is in form and substance reasonably acceptable to the Beneficiary and (iii) all the costs and expenses related thereto (including reasonable attorneys’ fees) shall be borne by Grantor.

11.                                 Further Assurances. To further assure Beneficiary’s rights under this Deed of Trust, Grantor agrees promptly upon demand of Beneficiary to do any act or execute any additional documents (including security agreements on any personalty included or to be included in the Mortgaged Property and a separate assignment of each Lease in recordable form) as may be reasonably required by Beneficiary to confirm the lien of this Deed of Trust and all other rights or benefits conferred on Beneficiary by this Deed of Trust.

12.                                 Beneficiary’s Right to Perform. If Grantor fails to perform any of the covenants or agreements of Grantor under this Deed of Trust, within the applicable grace period, if any, provided for in the Credit Agreement, Beneficiary, without waiving or releasing Grantor from any obligation or default under this Deed of Trust, may, at any time upon 10 days’ written notice to Grantor (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Grantor to Beneficiary and the same shall be secured by this Deed of Trust and shall be a lien on the Mortgaged Property prior to any right, title to, interest in, or claim upon the Mortgaged Property attaching subsequent to the lien of this Deed of Trust. No payment or advance of money by Beneficiary under this Section shall be deemed or construed to cure Grantor’s default or waive any right or remedy of Beneficiary.

13.                                 Remedies. (a)  Upon the occurrence and during the continuance of any Event of Default, Beneficiary may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Grantor and in and to the Mortgaged Property (subject to the terms of any documentation governing any Permitted Receivables Transaction), including the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Beneficiary may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Beneficiary:

(i)                                     Beneficiary may, to the extent permitted by applicable law, (A) institute and maintain an action of mortgage foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action on the Loans or the Credit Agreement, the Guarantee and Collateral Agreement or any other Loan Document, (C) sell all or part of the Mortgaged Property (Grantor expressly granting to Beneficiary the power of sale), or (D) take such other action at law or in equity for the enforcement of this Deed of Trust or any of the Loan Documents as the law may allow. Beneficiary may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon as provided in the Credit Agreement and all reasonable out-of-pocket costs of suit, including reasonable out-of-pocket attorneys’ fees and disbursements. Interest at the Default Rate shall be due on any judgment obtained by Beneficiary from the date of judgment until actual payment is made of the full amount of the judgment. Grantor agrees that in addition to all other rights of Beneficiary hereunder and without waiving or modifying any of its rights, Beneficiary may to the maximum extent permitted by law, foreclose and at its sole option utilize the provisions of any statute which allows Beneficiary to obtain the Mortgaged Property by using a shortened redemption period; and

(ii)                                  Beneficiary may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Grantor and its agents and employees therefrom without liability for trespass, damage or otherwise (Grantor hereby agreeing to surrender possession of the Mortgaged Property to Beneficiary upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof (subject to the terms of any documentation governing any Permitted Receivables Transaction). Following such entry and taking of possession, Beneficiary shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Beneficiary may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Beneficiary shall deem appropriate as fully as Grantor might do (subject to the terms of any documentation governing any Permitted Receivables Transaction).

(b)                                 In case of a foreclosure sale, the Real Estate may be sold, at Beneficiary’s election, in one parcel or in more than one parcel and Beneficiary is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(c)                                  In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Deed of Trust, Beneficiary shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Beneficiary shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Deed of Trust.

(d)                                 It is agreed that if an Event of Default shall occur and be continuing, any and all proceeds of the Mortgaged Property received by the Beneficiary shall be held by the Beneficiary for the benefit of the Secured Parties as collateral security for the Obligations (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the Beneficiary, be applied, following the application thereof to pay any unsatisfied Euro MTN Obligations (as defined in the Intercreditor Agreement), by the Beneficiary against the Term Obligations then due and owing in the order of priority set forth in the Intercreditor Agreement.

(e)                                  To the extent Trustee, under applicable state law, is required to take action on behalf of the Beneficiary under this Section 13, the Trustee may take any action or seek any remedy granted to Beneficiary under this Section 13, upon request of Beneficiary.

14.                                 Right of Beneficiary to Credit Sale. Upon the occurrence of any sale made under this Deed of Trust, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Beneficiary may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Beneficiary may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Deed of Trust, the net sales price after deducting therefrom the expenses of sale and the reasonable, out-of-pocket cost of the action and any other sums which Beneficiary is authorized to deduct under this Deed of Trust. In such event, this Deed of Trust, the Credit Agreement, the Guarantee and Collateral Agreement and documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

15.                                 Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Beneficiary, to the extent permitted under applicable law, as a matter of right and without notice to Grantor, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral or the interest of Grantor therein as security for the Obligations, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Grantor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers or manager shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Beneficiary in case of entry as provided in this Deed of Trust, including and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

16.                                 Extension, Release, etc. (a)  Without affecting the lien or charge of this Deed of Trust upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, Beneficiary may, from time to time and without notice, agree to (i) release any person liable for the indebtedness borrowed or guaranteed under the Loan Documents, (ii) extend the maturity or alter any of the terms of the indebtedness borrowed or guaranteed under the Loan Documents or any other guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Beneficiary’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto.

(b)                                 No recovery of any judgment by Beneficiary and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Grantor shall affect the lien of this Deed of Trust or any liens, rights, powers or remedies of Beneficiary hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c)                                  If Beneficiary shall have the right to foreclose this Deed of Trust or to direct a power of sale, Grantor authorizes Beneficiary at its option to foreclose the lien of this Deed of Trust or direct the sale of the Mortgaged Property, as the case may be, subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a sale of the Mortgaged Property, or to terminate such tenant’s rights in such sale will not be asserted by Grantor as a defense to any proceeding instituted by Beneficiary to collect the Obligations or to foreclose the lien of this Deed of Trust.

(d)                                 Unless expressly provided otherwise, in the event that ownership of this Deed of Trust and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Deed of Trust shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

17.                                 Security Agreement under Uniform Commercial Code. (a)  It is the intention of the parties hereto that this Deed of Trust shall constitute a “security agreement” within the meaning of the Uniform Commercial Code of the state of California (the “Code”). If an Event of Default shall occur and be continuing, then in addition to having any other right or remedy available at law or in equity, Beneficiary shall have the option of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Mortgaged Property which is personal property (including taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Beneficiary’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply). If Beneficiary shall elect to proceed under the Code, then 10 days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Beneficiary shall include reasonable, out-of-pocket attorneys’ fees and legal expenses. At Beneficiary’s request, during the continuance of an Event of Default, Grantor shall assemble the personal property and make it available to Beneficiary at a place designated by Beneficiary which is reasonably convenient to both parties (subject to the terms of any documentation governing any Permitted Receivables Transaction).

(b)                                 Grantor and Beneficiary agree, to the extent permitted by law, that: (i) all of the goods described within the definition of the word “Equipment” are or are to become fixtures on the Real Estate; (ii) this Deed of Trust upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of Division 9 of the Code; (iii) Grantor is the record owner of the Owned Land; and (iv) the addresses of Grantor and Beneficiary are as set forth on the first page of this Deed of Trust.

18.                                 Assignment of Rents. (a)  Grantor hereby assigns to Beneficiary the Rents as further security for the payment of and performance of the Obligations, and Grantor grants to Beneficiary the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Obligations. The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations are fully paid and performed, but Beneficiary hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Grantor shall be entitled to collect, receive, use and retain the Rents until the occurrence and during the continuance of an Event of Default, such right of Grantor to collect, receive, use and retain the Rents may be revoked by Beneficiary upon the occurrence and during the continuance of any Event of Default under this Deed of Trust by giving not less than 10 days’ written notice of such revocation to Grantor; in the event such notice is given, Grantor shall pay over to Beneficiary, or to any receiver appointed to collect the Rents, any lease security deposits, and shall pay monthly in advance to Beneficiary, or to any such receiver, the fair and reasonable rental value as determined by Beneficiary for the use and occupancy of such part of the Mortgaged Property as may be in the possession of Grantor or any affiliate of Grantor, and upon default in any such payment Grantor and any such affiliate will vacate and surrender the possession of the Mortgaged Property to Beneficiary or to such receiver, and in default thereof may be evicted by summary proceedings or otherwise (subject to the terms of any documentation governing any Permitted Receivables Transaction). Grantor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b)                                 Grantor has not affirmatively done any act which would prevent Beneficiary from, or limit Beneficiary in, acting under any of the provisions of the foregoing assignment.

(c)                                  Except for any matter disclosed in the Credit Agreement, no action has been brought or, so far as is known to Grantor, is threatened, which would interfere in any way with the right of Grantor to execute the foregoing assignment and perform all of Grantor’s obligations contained in this Section and in the Leases.

19.                                 Additional Rights. The holder of any subordinate lien or subordinate deed of trust on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Deed of Trust nor shall Grantor consent to any holder of any subordinate lien or subordinate deed of trust joining any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Deed of Trust all subordinate lienholders and the Beneficiaries and beneficiaries under subordinate mortgages are subject to and notified of this provision, and any action taken by any such lienholder or beneficiary contrary to this provision shall be null and void. Upon the occurrence and during the continuance of any Event of Default, Beneficiary may, in its sole discretion and without regard to the adequacy of its security under this Deed of Trust, apply all or any part of any amounts on deposit with Beneficiary under this Deed of Trust against all or any part of the Obligations. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Beneficiary on account of such Default or Event of Default.

20.                                 Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of subsection 11.2 of the Credit Agreement to Grantor and to Beneficiary as specified therein.

21.                                 No Oral Modification. This Deed of Trust may not be amended, supplemented or otherwise modified except in accordance with the provisions of subsection 11.1 of the Credit Agreement. Any agreement made by Grantor and Beneficiary after the date of this Deed of Trust relating to this Deed of Trust shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

22.                                 Partial Invalidity. In the event any one or more of the provisions contained in this Deed of Trust shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Deed of Trust or in any provisions of any Loan Document, the obligations of Grantor and of any other obligor under any Loan Documents or with respect to the Euro MTN Obligations shall be subject to the limitation that Beneficiary shall not charge, take or receive, nor shall Grantor or any other obligor be obligated to pay to Beneficiary, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Beneficiary.

23.                                 Grantor’s Waiver of Rights. To the fullest extent permitted by law, Grantor waives the benefit of all laws now existing or that may subsequently be enacted providing for (a) any appraisement before sale of any portion of the Mortgaged Property, (b) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (c) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Grantor may do so, Grantor agrees that Grantor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Deed of Trust before exercising any other remedy granted hereunder and Grantor, for Grantor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature (except as expressly provided in the Credit Agreement) or declare due the whole of the secured indebtedness and marshalling in the event of exercise by Beneficiary of the foreclosure rights, power of sale, or other rights hereby created.

24.                                 Remedies Not Exclusive. Beneficiary shall be entitled to enforce payment and performance of the Obligations and to exercise all rights and powers under this Deed of Trust or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by deed of trust, mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Deed of Trust nor its enforcement, shall prejudice or in any manner affect Beneficiary’s rights to realize upon or enforce any other security now or hereafter held by Beneficiary, it being agreed that Beneficiary shall be entitled to enforce this Deed of Trust and any other security now or hereafter held by Beneficiary in such order and manner as Beneficiary may determine in its absolute discretion. No remedy herein conferred upon or reserved to Beneficiary is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Beneficiary or to which either may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Beneficiary, as the case may be. In no event shall Beneficiary, in the exercise of the remedies provided in this Deed of Trust (including in connection with the assignment of Rents to Beneficiary, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “Beneficiary in possession,” and Beneficiary  shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

25.                                 Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Deed of Trust, Beneficiary shall now or hereafter hold or be the beneficiary of one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State in which the Premises are located (whether or not such property is owned by Grantor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Beneficiary may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of, or sale conducted in, any county in which any of such collateral is located. Grantor acknowledges that the right to maintain a consolidated  foreclosure action is a specific inducement to Beneficiary to extend the indebtedness borrowed pursuant to or guaranteed by the Loan Documents, and Grantor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Grantor further agrees that if Beneficiary shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Obligations, or if Beneficiary shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Beneficiary may commence or continue any  foreclosure proceedings and exercise its other remedies granted in this Deed of Trust against all or any part of the Mortgaged Property and Grantor waives any objections to the commencement or continuation of a foreclosure of this Deed of Trust or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Deed of Trust or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Deed of Trust, nor the exercise of any other rights hereunder nor the recovery of any judgment by Beneficiary in any such proceedings or the occurrence of any sale in any such proceedings shall prejudice, limit or preclude Beneficiary’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Obligations, and Grantor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Deed of Trust, and Grantor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any sale or action under this Deed of Trust on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Beneficiary may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

26.                                 Successors and Assigns. All covenants of Grantor contained in this Deed of Trust are imposed solely and exclusively for the benefit of Beneficiary, and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Beneficiary at any time if in its sole discretion it deems such a waiver advisable. All such covenants of Grantor shall run with the land and bind Grantor, the successors and assigns of Grantor (and each of them) and all subsequent owners, encumbrancers and tenants of the Mortgaged Property, and shall inure to the benefit of Beneficiary and its successors and assigns. The word “Grantor” shall be construed as if it read “Grantors” whenever the sense of this Deed of Trust so requires and if there shall be more than one Grantor, the obligations of the Grantors shall be joint and several.

27.                                 No Waivers, etc. Any failure by Beneficiary to insist upon the strict performance by Grantor of any of the terms and provisions of this Deed of Trust shall not be deemed to be a waiver of any of the terms and provisions hereof, and Beneficiary, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Grantor of any and all of the terms and provisions of this Deed of Trust to be performed by Grantor. Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Deed of Trust without, as to the remainder of the security, in any way impairing or affecting the lien of this Deed of Trust or the priority of such lien over any subordinate lien or deed of trust.

28.                                 Governing Law, etc. This Deed of Trust shall be governed by and construed and interpreted in accordance with the laws of the State in which the Premises are located, except that Grantor expressly acknowledges that by their respective terms the Loan Documents shall be governed and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and for purposes of consistency, Grantor agrees that in any in personam proceeding related to this Deed of Trust the rights of the parties to this Deed of Trust shall also be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in that State, without regard to the conflicts of laws principles thereof.

29.                                 Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Deed of Trust shall be used interchangeably in singular or plural form and the word “Grantor” shall mean “each Grantor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Beneficiary” shall mean “Beneficiary or any successor Administrative Agent,” the word “person” shall include any individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Deed of Trust are for convenience or reference only and in no way limit or amplify the provisions hereof. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase without limitation.

30.                                 Last Dollars Secured; Priority. This Deed of Trust secures only a portion of the indebtedness owing or which may become owing by the Grantor to the Secured Parties. The parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be secured hereby. If at any time this Deed of Trust shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Deed of Trust until the lien amount shall equal the principal amount of the Obligations outstanding.

31.                                 Release. If any of the Mortgaged Property shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Beneficiary, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Mortgaged Property. The Grantor shall deliver to the Beneficiary, at least 10 Business Days prior to the date of the proposed release, a written request for release identifying the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Grantor stating that such transaction is in compliance with, and permitted by, the Credit Agreement and the other Loan Documents.

32.                                 Conflict With Credit Agreement. In the event of any conflict or inconsistency between the terms and provisions of this Deed of Trust and the terms and provisions of the Credit Agreement, the terms and provisions of the Credit Agreement shall govern, other than with respect to the section of this Deed of Trust captioned “Governing Law, etc.”. By their execution of the Credit Agreement, each Lender hereby agrees that it shall not have the right to institute any suit for enforcement of any Note or any other Indebtedness secured by this Deed of Trust or any other Security Document, if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, upon applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Deed of Trust or any other Security Document or impede or delay the enforcement of the Lien of this Deed of Trust or any other Security Document.

33.                                 Change in Tax Law. Upon the enactment of or change in (including a change in interpretation of) any applicable law (i) deducting or allowing Grantor to deduct from the value of the Mortgaged Property for the purpose of taxation any lien or security interest thereon or (ii) subjecting Beneficiary or any of the Lenders to any tax or changing the basis of taxation of mortgages, deeds of trust, or other liens or debts secured thereby, or the manner of collection of such taxes, in each such case, so as to affect this Deed of Trust, the Obligations or Beneficiary, and the result is to increase the taxes imposed upon or the cost to Beneficiary of maintaining the Obligations, or to reduce the amount of any payments receivable hereunder, then, and in any such event, Grantor shall, on demand, pay to Beneficiary and the Lenders additional amounts to compensate for such increased costs or reduced amounts, provided that if any such payment or reimbursement shall be unlawful, or taxable to Beneficiary, or would constitute usury or render the Obligations wholly or partially usurious under applicable law, then Grantor shall pay or reimburse Beneficiary or the Lenders for payment of the lawful and non-usurious portion thereof.

34.                                 Subrogation. To the extent proceeds of the Loan have been used to extinguish, extend or renew any indebtedness against the Mortgaged Property, then Beneficiary shall be subrogated to all of the rights, liens and interests existing against the Mortgaged Property and held by the holder of such indebtedness and such former rights, liens and interests, if any, are not waived, but are continued in full force and effect in favor of Beneficiary.

35.                                 Beneficiary as Agent. Beneficiary has been appointed to act as Beneficiary hereunder by Lenders and, by their acceptance of the benefits hereof, all other Secured Parties. Beneficiary shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Mortgaged Property), solely in accordance with this Deed of Trust and the Credit Agreement; provided, Beneficiary shall exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of Required Lenders to the extent required pursuant to the Credit Agreement. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Mortgaged Property, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by Beneficiary for the benefit of Lenders and the other Secured Parties in accordance with the terms of this Section. Beneficiary shall at all times be the same Person that is Collateral Agent under the Credit Agreement. Written notice of resignation by Collateral Agent pursuant to terms of the Credit Agreement shall also constitute notice of resignation as Beneficiary under this Deed of Trust; removal of Collateral Agent pursuant to the terms of the Credit Agreement shall also constitute removal as Beneficiary under this Deed of Trust; and appointment of a successor Collateral Agent pursuant to the terms of the Credit Agreement shall also constitute appointment of a successor Beneficiary under this Deed of Trust. Upon the acceptance of any appointment as Collateral Agent under the terms of the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Beneficiary under this Deed of Trust, and the retiring or removed Beneficiary under this Deed of Trust shall promptly (i) transfer to such successor Beneficiary all sums, securities and other items of Mortgaged Property held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Beneficiary under this Deed of Trust, and (ii) execute and deliver to such successor Beneficiary such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Beneficiary of the security interests created hereunder, whereupon such retiring or removed Beneficiary shall be discharged from its duties and obligations under this Deed of Trust thereafter accruing. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Beneficiary, the provisions of this Deed of Trust shall continue to enure to its benefit as to any actions taken or omitted to be taken by it under this Deed of Trust while it was Beneficiary hereunder.

36.                                 Intercreditor Agreements. Notwithstanding anything to the contrary contained herein, the lien and security interest granted to Beneficiary pursuant to this Deed of Trust and the exercise of any right or remedy by Beneficiary hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms and provisions of the Intercreditor Agreement and the terms and provisions of this Deed of Trust, the terms and provisions of the Intercreditor Agreement shall govern and control.

37.                                 State Specific Provisions. [To be added]

38.                                 Rights and Responsibilities of Trustee; Other Provisions Relating to Trustee. Notwithstanding anything to the contrary in this Deed of Trust, Grantor and Beneficiary agree as follows:

(a)                                  Exercise of Remedies by Trustee. To the extent that this Deed of Trust or applicable law authorizes or empowers Beneficiary to exercise any remedies set forth in Section 13 hereof or otherwise, or perform any acts in connection therewith, Trustee (but not to the exclusion of Beneficiary unless so required under the law of the State) shall have the power to exercise any or all such remedies, and to perform any acts provided for in this Deed of Trust in connection therewith, all for the benefit of Beneficiary and on Beneficiary’s behalf in accordance with applicable law of the State. In connection therewith, Trustee: (i) shall not exercise, or waive the exercise of, any Beneficiary’s remedies (other than any rights of Trustee to any indemnity or reimbursement), except at Beneficiary’s request, and (ii) shall exercise, or waive the exercise of, any or all of Beneficiary’s remedies at Beneficiary’s request, and in accordance with Beneficiary’s directions as to the manner of such exercise or waiver. Trustee may, however, decline to follow Beneficiary’s request or direction if Trustee shall be advised by counsel that the action or proceeding, or manner thereof, so directed may not lawfully be taken or waived.

(b)                                 Rights and Privileges of Trustee. To the extent that this Deed of Trust requires Grantor to reimburse Beneficiary for any expenditures Beneficiary may incur, Trustee shall be entitled to the same rights to reimbursement of expenses as Beneficiary, subject to such limitations and conditions as would apply in the case of Beneficiary. To the extent that this Deed of Trust negates or limits Beneficiary’s liability as to any matter, Trustee shall be entitled to the same negation or limitation of liability. To the extent that Grantor, pursuant to this Deed of Trust, appoints Beneficiary as Grantor’s attorney in fact for any purpose, Beneficiary or (when so instructed by Beneficiary) Trustee shall be entitled to act on Grantor’s behalf without joinder or confirmation by the other.

(c)                                  Intentionally Deleted.

(d)                                 Authority of Beneficiary. If Beneficiary is a banking corporation, state banking corporation or a national banking association and the instrument of appointment of any successor or replacement Trustee is executed on Beneficiary’s behalf by an officer of such corporation, state banking corporation or national banking association, then such appointment may be executed by any authorized officer or agent of Beneficiary and such appointment shall be conclusively presumed to be executed with authority and shall be valid and sufficient without proof of any action by the board of directors or any superior officer of Beneficiary.

(e)                                  Effect of Appointment of Successor Trustee. Upon the appointment and designation of any successor, substitute or replacement Trustee, Trustee’s entire estate and title in the Mortgaged Property shall vest in the designated successor, substitute or replacement Trustee. Such successor, substitute or replacement Trustee shall thereupon succeed to and shall hold, possess and execute all the rights, powers, privileges, immunities and duties herein conferred upon Trustee. All references herein to Trustee shall be deemed to refer to Trustee (including any successor or substitute appointed and designated as herein provided) from time to time acting hereunder.

(f)                                    Confirmation of Transfer and Succession. Any new Trustee appointed pursuant to any of the provisions hereof shall, without any further act, deed or conveyance, become vested with all the estates, properties, rights, powers and trusts of his predecessor in the rights hereunder with like effect as if originally named as Trustee herein; but nevertheless, upon the written request of Beneficiary or of any successor, substitute or replacement Trustee, any former Trustee ceasing to act shall execute and deliver an instrument transferring to such successor, substitute or replacement Trustee all of the right, title, estate and interest in the Mortgaged Property of Trustee so ceasing to act, together with all the rights, powers, privileges, immunities and duties herein conferred upon Trustee, and shall duly assign, transfer and deliver all properties and moneys held by said Trustee hereunder to said successor, substitute or replacement Trustee.

(g)                                 Exculpation. Trustee shall not be liable for any error of judgment or act done by Trustee in good faith, or otherwise be responsible or accountable under any circumstances whatsoever, except for Trustee’s gross negligence, willful misconduct or knowing violation of law. Trustee shall not be personally liable in case of entry by him, or anyone entering by virtue of the powers herein granted him, upon the Mortgaged Property for debts contracted or liability or damages incurred in the management or operation of the Mortgaged Property. Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by it hereunder, believed by it in good faith to be genuine. All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law). Trustee shall be under no liability for interest on any moneys received by it hereunder.

(h)                                 Endorsement and Execution of Documents. Upon Beneficiary’s written request, Trustee shall, without liability or notice to Grantor, execute, consent to, or join in any instrument or agreement in connection with or necessary to effectuate the purposes of the Credit Documents (as defined in the Intercreditor Agreement). Grantor hereby irrevocably designates Trustee as its attorney in fact to execute, acknowledge and deliver, on Grantor’s behalf and in Grantor’s name, all instruments or agreements necessary to implement any provision(s) of this Deed of Trust or to further perfect the lien created by this Deed of Trust on the Mortgaged Property. This power of attorney shall be deemed to be coupled with an interest and shall survive any disability of Grantor.

(i)                                     Multiple Trustees. If Beneficiary appoints multiple trustees, then any Trustee, individually, may exercise all powers granted to Trustee under this instrument, without the need for action by any other Trustee(s).

(j)                                     No Required Action. Trustee shall not be required to take any action under this Deed of Trust or to institute, appear in or defend any action, suit or other proceeding in connection therewith where in his opinion such action will be likely to involve him in expense or liability, unless requested so to do by a written instrument signed by Beneficiary and, if Trustee so requests, unless Trustee is tendered security and indemnity satisfactory to him against any and all costs, expense and liabilities arising therefrom. Trustee shall not be responsible for the execution, acknowledgment or validity of the Credit Documents (as defined in the Intercreditor Agreement), or for the proper authorization thereof, or for the sufficiency of the lien and security interest purported to be created hereby, and makes no representation in respect thereof or in respect of the rights, remedies and recourses of Beneficiary.

(k)                                  Terms of Trustee’s Acceptance. Trustee accepts the trust created by this Deed of Trust upon the following terms and conditions:

(i)                                     Delegation. Trustee may exercise any of its powers through appointment of attorney(s) in fact or agents.

(ii)                                  Security. Trustee shall be under no obligation to take any action upon any Event of Default unless furnished security or indemnity, in form satisfactory to Trustee, against costs, expenses, and liabilities that Trustee may incur.

(iii)                               Costs and Expenses. Grantor shall reimburse Trustee, as part of the Loan Obligations secured hereunder, for all reasonable disbursements and expenses (including reasonable legal fees and expenses) incurred by reason of or arising from an Actionable Default and as provided for in this Deed of Trust, including any of the foregoing incurred in Trustee’s administering and executing the trust created by this Deed of Trust and performing Trustee’s duties and exercising Trustee’s powers under this Deed of Trust

[SIGNATURE PAGE FOLLOWS]

This Deed of Trust has been duly executed by the undersigned and is intended to be effective as the date first above written.

THE HERTZ CORPORATION,
a Delaware corporation

By:	/s/ Harold E. Rolfe
Name: Harold E. Rolfe
Title: Senior Vice President, General Counsel and Secretary

NOTARY ACKNOWLEDGMENT

STATE OF New York                }ss

COUNTY OF New York           }

On 12/19/05, before me, Beverly Bruno, a Notary Public in and for said State, personally appeared Harold E. Rolfe, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature

/s/ Beverly Bruno
Beverly Bruno

Notary Public, State of New York

No. 31-4959464

Qualified in New York County

Commission Expires Feb 26, 06

(This area for official notarial seal)

i